Exhibit 99.1
Pittsburgh Resident and Chief Administrative Officer of RTI International Metals
Joins Board of Directors of F.N.B. Corporation
Hermitage, PA — June 21, 2006 — The Board of Directors of F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today elected Dawne S. Hickton of Pittsburgh as a Director of the Corporation. Mrs. Hickton is Senior Vice President and Chief Administrative Officer for RTI International Metals, Inc. (RTI) in Niles, OH.
“We are pleased to have Dawne Hickton as a Director of F.N.B. Corporation,” said Stephen Gurgovits, President and Chief Executive Officer of F.N.B. Corporation. “Her education, legal and extensive business experience will add a valuable resource to F.N.B. Corporation as we move the Corporation forward.”
RTI International Metals, Inc. is a publicly traded (NYSE: RTI) metals manufacturing and distribution company based in Niles, OH. The company employs 1,300 at 19 locations worldwide. As Chief Administrative Officer at RTI, Mrs. Hickton is responsible for Accounting, Treasury, Tax, Business Information Systems, Personnel and Law. In addition, she serves as General Counsel and Corporate Secretary and reports to the President and Chief Executive Officer, as well as the Audit Committee of the RTI Board of Directors. As a company officer, she is involved with strategic decisions impacting the company.
She is a 1979 graduate of Rochester University and received her J.D. from the University of Pittsburgh in 1983. Prior to joining RTI, she was an Assistant Professor of Law at the University of Pittsburgh, and practiced in an Of Counsel capacity with the firm of Burns, White and Hickton, Pittsburgh. Between 1983 and 1993, she was Corporate Trial Attorney for USX Corporation, Pittsburgh, and represented USX as a member of the Board of Directors of the Equal Employment Advisory Counsel in Washington, D.C.
Mrs. Hickton is a current Master and past President of the The American Inns of Court Chapter at the University of Pittsburgh. She is a member and past president of the Pittsburgh Chapter of the National Society of Corporate Secretaries and Governance Professionals, and a member of the American Bar Association.
She resides in Pittsburgh with her husband, David, and their six children.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA, has total assets of $5.8 billion since its merger in May with Legacy Bank in Harrisburg. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the

Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among depository institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) changes in the securities markets; or (7) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this release.
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